Exhibit 99.1

SkyPeople Fruit Juice, Inc.

SPU Q1 2010 Earnings Conference Call Script

Conference ID: 4299989   "SkyPeople Fruit Juice” Conference Call

Conference Call Information:
Conference ID:  4299989
Call Length:  1 hour
Lines:  50
Conference Date:  05/18/10
Conference Start Time:  10:00 am Eastern
Pre-Record Message:  No
Topic:  SkyPeople Fruit Juice, Inc. First Quarter 2010 Earnings Conference Call

Participant Dial-In Numbers:

TOLL-FREE   1-888-549-7735
TOLL/INTERNATIONAL    1-480-629-9857

Speaker Dial-In Numbers (for John Mattio, Mr. Yongke Xue, Ms. Spring Liu & Mr. Michael Wei):

TOLL-FREE   1-888-846-4974
TOLL/INTERNATIONAL   1-480-629-9852

Operator

Good day ladies and gentlemen and welcome to SkyPeople Fruit Juice Inc’s first quarter 2010 earnings conference call. My name is (Operator Name) and I will be your operator for today. At this time, all participants are in a listen only mode. We will conduct a question-and-answer session after management’s presentation, towards the end of this conference. (Operator Instructions).

I would now like to turn the presentation over to your host for today's call, Mr. Matt Hayden from HC International, Investor Relations council for SkyPeople Fruit Juice. Please proceed Matt.

Matt Hayden

Thank you, Operator.

Good morning, everyone. Joining us today from China are SkyPeople Fruit Juice’s CEO, Mr. Yongke Xue, Chief Executive Officer, and the Company’s Chief Financial Officer, Ms. Spring Liu, and Mr. Xiaoqin Yan, VP. Mr. Xue and Ms, Liu will review and comment on financial and operations results for the first quarter of 2010. They will then be available to answer questions after their presentation.

I would like to remind our listeners that on this call management has prepared remarks containing forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" relating to the business of SkyPeople Fruit Juice Inc. and its subsidiary companies can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, customer lists, raw material costs, market acceptance, future capital requirements, competition in general, and other factors that may cause actual results to be materially different from those described herein as “anticipated”, “believed”, “estimated” or “expected”. SkyPeople Fruit Juice Inc. is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For those of you unable to listen to the entire call at this time, an audio replay of this call will be available for seven days from Viavid.

Information about the webcast audio replay is available in the press release issued on May 17 and can also be obtained from HC International upon request. As a reminder, the Webcast version of this conference call is available through May 25, 2010.

At this time, I would like to introduce Mr. Yongke Xue, CEO, for some opening remarks. Mr. Xue, please.

Mr. Yongke Xue

Thank you, Matt. Good morning and thank you everyone for joining us for our first quarter fiscal year 2010 earnings conference call.

In the first quarter of 2010, we built upon the growth reported for the fourth quarter of 2009, and significantly increased our performance in the first quarter of 2010 compared to the same period a year ago.

Sales of our fruit concentrates drove the majority of our revenue growth, while domestic sales of concentrates and our Hedetang™ branded juice were strong contributors. We were also pleased to see our export markets are rebounding nicely in 2010. Each of our core segments produced revenue and profit growth in the quarter, showing early success from the implementation of our 2010 product and marketing strategies.

We are pleased that you have joined us today to and I will be available to answer your questions after the formal call.

Ms. Spring Liu

Thank you Mr. Xue. I am Spring Liu, the Chief Financial Officer and will be your host today. Let’s start by discussing our financial performance for the first quarter.

Skypeople Fruit Juice is engaged in the production and sales of fruit juice concentrates (including fruit purees, concentrated fruit purees, and concentrated fruit juices), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including primarily organic and non-organic fresh kiwfruits, kiwifruit seeds and apple aroma) in the PRC. Our fruit juice concentrates are sold to domestic customers and exported directly or indirectly through distributors to North America, Europe, Russia, South Korea and the Middle East. Our brand, Hedetang(TM), which is a registered trademark in the PRC, is positioned as a high quality, healthy and nutritious end-use juice beverage.

Total revenue for the first quarter of 2010 ended March 31, 2010 was $17.7 million, up 164.2% from $6.7 million for the quarter ended March 31, 2009. This increase was primarily due to increased sales volumes of our kiwifruit, pear and apple fruit juice concentrates, in addition to improved selling prices from the first quarter of 2009.  Our concentrates are sold to domestic and international beverage and food manufacturers and are used as a base ingredient in the manufacturing of fruit juices, and as sweeteners for foods like ice cream and soft drinks.

Sales of our fruit concentrates, fruit beverages and other fruit related products represented approximately 64%, 16%, and 20% of our revenue, respectively, for the three months ended March 31, 2010, compared to approximately 66%, 27% and 7%, respectively, for the same period of 2009.

Our single largest product sales increase was apple juice concentrate, which grew 13-fold over the same period of 2009, due to a price recovery and increased demand in the international market during the current apple squeezing season. We sold 5,155 tons compared to 372 tons in the year ago period, as a result of decreased demand and low prices. Kiwifruit and pear juice sales increased 86.3% and 56.8%, respectively, in the first quarter of 2010. We reported increased sales of “small breed” juice concentrates demand because of the uniqueness of these fruit concentrates and their superior nutritional benefits. During the peak squeezing seasons of July through April, each of our production lines operated at 100% capacity.

Sales of fruit juice beverages, which include the Hedetang ™ branded kiwifruit and mulberry fruit juices and kiwifruit and mulberry ciders (sometimes referred to as ‘vinegars’ when translated directly from Chinese), increased 61.1% and 47.9%, respectively.  Historically, we have sold our fruit juice beverages regionally in the Shaanxi Province, where our company is based, and other nearby cities.

We started selling our Hedetang ™ branded fruit juices in the Beijing area through a distributor in the first quarter of 2010, which contributed revenue of approximately $600,000. Under the agreement, the distributor is obligated to sell $7 million of our fruit juice beverages in 2010. We plan to add another juice beverages production line in our Liaoning facility which is located in North East part of China in future. Once set up, this production line will help us focus more on the East part of China and also help reduce transportation costs.

Sales of concentrated pear juice increased to $4.2 million in the first quarter of 2010, an increase of $1.5 million or 56.8%, from $2.7 million in the same quarter of 2009.

Fresh kiwifruit sales made a strong revenue contribution to the Company’s performance in the first quarter of 2010, with $3.6 million in sales compared to $.5 million in the first quarter of 2009. Due to our proximity to China’s largest kiwi growing area, we complement our sales by regularly offering fresh kiwifruit when our kiwifruit processing facility is operating at 100% capacity. Fresh kiwifruit sales increased 650% to approximately $3.6 million as a result of favorable market pricing for fresh kiwifruit, and the Company’s strategic decision in July 2009 to set up a Vegetable and Fresh Fruits Division to promote the sales of fresh kiwifruit in the PRC domestic market.

Gross profit for the first quarter of 2010 was $7.2 million, a 148.3% increase from $2.9 million in the first quarter of 2009. Overall gross profit margin was 40.4% for the first quarter of 2010 compared to 43.8% for the first quarter of 2009. The decrease in gross margin in fiscal 2010 was primarily due to sales mix – higher sales of concentrated apple juice and apple aroma and fresh kiwifruit, which carry lower margins, offset partially by an increase in the gross margins of concentrated kiwifruit juice and kiwifruit puree, fruit beverages and cider beverages. We provide a very detailed breakdown of gross margins for all of our products and I would suggest reading our 10-Q for further details.

Operating income totaled $5.8 million in the first quarter of 2010, an increase of 190.0% from $2.0 million in the previous fiscal year. The Company's operating margin was 32.5% compared to 29.4% in the prior year.

GAAP net income for the first quarter of 2010 was $2.0 million, an increase of 53.8% from $1.3 million in the first quarter of 2009. Non-GAAP net income for the quarter was $4.1 million, an increase of 215.4% from $1.3 million in the first quarter of 2009.   Non-GAAP earnings per share were $0.18 per diluted share in the first quarter of 2010, compared to $0.07 per diluted share in the first quarter of 2009. The Company reported 21 million weighted average diluted shares outstanding in the first quarter of 2010, compared to 19 million in the first quarter of 2009. The effective income tax rate for the first quarter of each period was 27%.

The variance between GAAP and Non-GAAP related to a $2.1 million, non-cash warrant liability charge recorded during the first quarter of 2010 with none associated in the year ago period. Please review the disclosures provided in the earnings release about Non-GAAP measures.

Financial Condition

As of March 31, 2010, we had $30.0 million in cash, up from $14.4 million as of December 31, 2009; working capital increased to $39.5 million, up from $29.0 million as of December 31, 2009. Accounts receivable were $26.4 million, compared to $27.4 million as of December 31, 2009; accounts receivable turnover in days for the first quarter of 2010 was 138 days compared to 114 days in the first quarter of 2009. During our July through April squeezing season, receivables increased along with increased revenues. Our standard sales terms are 30 to 120 days. Current liabilities were $21.3 million compared to $19.5 million as of December 31, 2009. Shareholder's equity was $74.4 million, a 15.9% increase from $64.2 million as of December 31, 2009. We had $12.3 million in short term loans as of March 31, 2010.

The most significant sources of increase in working capital for the three months ended March 31, 2010 were $6.1 million in operating cash flow, proceeds of $3.0 million from the issuance of 1,160,451 shares of Common Stock from the exercise of warrants, and $6.9 million from new short term loans. Our expected capital expenditure is approximately $60 million in 2010 and 2011, which include the set up of a 50 ton/hour concentrated apple juice production line, a 10 ton/hour concentrated pomegranate production line, one fructose production line and two fruit beverage production lines.

Guidance

Management is re-affirming its 2010 Guidance – we expect revenues of between $92 and $102 million and net income guidance of between $19 and $21 million, not including non-cash warrant related expenses. This would represent approximately 60% top line growth and 31.5% net income growth.

Recent Events

April 20, 2010 - the Company’s Common Stock began being traded on the NASDAQ Global Market under the symbol "SPU."

May 7, 2010 – We announced the offering of a new product when we entered into a supply agreement with Boai Pharmaceutical Corporation Limited (“Boai”) pursuant to which it will supply Boai with 150 metric tons of turnjujube juice concentrate valued at RMB 15,000,000.00 (about $2.2million). This fruit, when used as medicine, is a cool diuretic.

In November of last year we announced the $3.3 million purchase of Yingkou, an apple concentrate producer, which we believe will enhance this aspect of our business in the PRC. Yingkou is in the process of completing the construction of its new facility and is expected to commence production in August of 2010.

With that, I would like to open the floor to questions and answers. Operator, please.

Q: I’ll just begin with the preparation. Spring, can you break down your exported and domestic sales for the apple and pear concentrates?

A: We exported around 28% of concentrated apple juice to foreign countries in the first quarter of 2010.

Q: So domestic sales actually were higher than exported sales.

A: Exactly.

Q: Ok. Could you provide some updates on your new pear concentrated juice production line built in Zhouzhi? When do you expect the line will become operational?

A: That line is still under construction. We expect it to operate before squeezing season of pear juice in 2010.

Q: Which is July, right?

A: Correct.

Q: In addition to one distributor you found in the 1st quarter in Beijing for beverage drinks, does this company plan to find more in the other regions in the coming months? Could you elaborate a little more about how you will expand your distribution this year for beverage drinks?

A: Historically, we only sold our beverage in Shannxi Province and nearby cities. Starting from the first quarter of 2010, we began to sell our beverages in Beijing and cities around it. We plan to further expand our distribution channel in the Eastern part of China and some other top-tier cities, such as Beijing and Shanghai, in near future.

Q: In terms of timing, what should we think of, like more distributors in the 2nd quarter? Can you give me more details, if you could?

A: Well, I’m not in the position to address your question regarding the forwarding-looking statements, but I would say that we plan to increase our distribution channel in the future.

Q: In the distribution contract you signed in January, you are obligated obviously to meet a $7mil sales goal, however with $0.6 million, or 3.4% rate in the 1st quarter, could you elaborate more about how you plan to meet the contract obligation?

A: Under that agreement, the distributor is obligated to sell around $7million. We gave the distributor an exclusive distribution right in the Bejing area. We provided them with the net price of our products. In order to meet the targeted sales, they need to make certain advertising or promotions in that area to meet these targets. We call this “push marketing sales.” In the 1st quarter of 2010, the sales of beverages from this distributor contributed $0.6 million to revenue. We are confident we will get the targeted sales by the end of year.

Q: The cash in the Company has grown extensively, there was an S-1 filing made earlier this year. With sufficient cash in hand, will there be any targeted acquisition plans in internal growth, or a filing in the coming month?

A: The Company filed a registration statement recently. The reason is that we want to give the Company more flexibility for its future plans or to capitalize on good opportunities we may be presented with. Current cash is enough for us to meet our working capital needs, but we see many good opportunities in China and we might need to do financing to accomplish as was disclosed in the S-1 that we just filed. These may be used to help us reach our goals for future expansion of our factories and other good opportunities, such as possible acquisition, in the future.

Q: Understood. My question really revolves around the ability of the Company to finance the opportunities or the other way the share offering possibly internal or the debts primarily?

A: We do have some short term loans available, but some expansion and acquisition plans do need lots of cash. And we need lots of working capital during the squeezing season. For that reason we filed a registration statement to give more flexibility to the Company.

Q: Could you speak on what kind of target you might have post squeezing season in terms of days sales outstanding, quickly thinking, getting those done?

A: You mean accounts receivable outstanding?

Q: 138 days is a big number; what’s your target in terms of 3-6 months from now?

A: The balance of Accounts Receivable is higher during the squeeze season while the revenue increases. Historically, accounts receivable turnover will be lower in the non-squeeze season because the revenue will be lower compared to the squeeze season, and the Financial Department will be more focused on collecting accounts receivable. Our terms with customers range from 30-120 days. In 2008 and 2009, there was some slowdown in collecting accounts receivable, as we believe that some of our customers were short of cash because of the financial crisis. We did not increase much bad debt reserve, because we have a long term relationship with most of the customers and we are confident in colleting these accounts receivables. These balances will be reduced in the near future.

Q: Anything you can do to get the number down? 20% was a year ago, put together some specific target to make sure a long way to go. I would like more details on these issues.

A: Our target on account receivables turnover is within the term that we granted to our customers, which ranged from 30 days to 120 days. We already had several internal meetings with our financial department. We will focus more on collecting these accounts receivables, such as sending statements to customers, making phone calls, etc. We will try our best to reduce our accounts receivable turnover in the next quarter.

Q: Regarding your recently signed contract with Boai Pharmaceutical Company, it’s a contract for your 2nd quarter delivery? Should we assume the $2.2mil contract value will all be included in the revenue of the 2nd quarter? Also, could you tell us if there are some new products in the pipeline?

A: As we previously disclosed, we signed a contract on May 7, 2010. The sales amount of the contract is $2.2 million. We have not disclosed the timeline of the revenue to the public yet, but we believe that we will realize this revenue in 2010.

Q: The Company is working on the new product. Is there anything else in R&D right now?

A: As we disclosed in previous fillings, the Company is trying to get a franchise in persimmon juice. Our R&D is also focusing on developing some new products, which may have a higher margin in the market because of less competition.

Q: You are running at full capacity right now; should we assume you may need to source from some other third parties in the 2nd quarter to fulfill your future orders?

A: So far we do not have that plan, as the second quarter is our non-squeezing season. We do have plans to increase our capacity in the future to satisfy the needs of our customers.

Closing Remarks

Matt Hayden

On behalf of the management team, we want to thank you for your interest and participation in this call. There is a replay available via dial-in and webcast with all particulars on the earnings call release, which went out a week ago. For more information on the company feel free to visit our website at www.skypeoplefruitjuice.com and Spring, in addition to our team, is available to assist with any due diligence questions you might have.  We look forward to updating you on our progress next quarter and seeing you at investor conferences in China, the U.S. and hopefully at our facilities in the near future. We look forward to speaking to you again at the next earning conference call.